Exhibit 10(d)

The Chief Executive Officer, the Director of Operations and the Chief Accounting Officer have agreed to extend their Statements of Employment through to March 31, 2006. This is the form of the Statements of Employment that they will sign. Details that are specific to each Executive are shown in Appendix B.

Terms of Employment

This Statement of Employment (“SoE”) is issued in compliance with Section 6 of the Bermuda Employment Act 2000. Please note that there are no collective agreements that directly affect the terms of employment. Outlined below are the principal terms of your employment. Terms not covered below shall be governed by the Company’s normal employment policies and practices, including without limitation, those set out in the Company’s Handbook, as amended from time to time. Information in respect of such policies and procedures can be obtained from the Human Resources Department.

1.	EFFECTIVE DATE

This SoE supersedes all previous employment arrangements between you and the Company and will continue in force through to March 31, 2006 unless terminated pursuant to section 9. below.

The terms of this SoE also supersede the provisions of The Overseas Partners Ltd. Severance Plan and the provisions of The OPL Incentive Compensation Plan.

2.	PLACE OF WORK

Your normal place of work shall be the Company’s office location in Bermuda, which is currently Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda.

3.	HOURS OF WORK & OVERTIME

Normal business hours are from 9.00 a.m. to 5.00 p.m., Monday through Friday, including one (1) paid hour for lunch to be taken between the hours of 12.00 p.m. and 2.00 p.m.

Given the nature and intensity of our business, employees will often be required to work more than the regular work hours particularly at certain times of the year. Your annual salary has been calculated to reflect that your regular duties are likely to require you to work, on occasion, more than forty (40) hours a week. You will not, therefore, be entitled to any additional payment in respect of hours in excess of forty (40) hours per week.

4.	BASE SALARY

Your annual salary is $             per annum.

Your salary will be paid monthly by direct deposit into your designated bank account on the last day of each month. Should these dates fall on a non-business day, payment will be made on the immediately preceding business day. An itemized pay statement will be given to you at the end of every pay period detailing the period of time for which the salary is being paid.

Your salary will be reviewed annually at March 1st of each year to reflect, inter alia, (a) satisfactory completion of job responsibilities for the prior year, (b) changes in the economic conditions in Bermuda, (c) marketplace norms, and (d) the Company’s overall salary budget.

5.	HOUSING

As agreed, your housing allowance is $             per annum and will be paid monthly by direct deposit into your designated bank account on the last day of each month.

6.	DISCRETIONARY BONUS PLAN

The annual bonus system encourages Executives to strive for higher job performance and to increasingly contribute to the success of the Company. The bonus is discretionary. In order to be eligible for a bonus award, you must meet certain performance criteria and you must be employed with the Company on the date of payment, which is on or around March 15th of each year.

If eligible, your target annual Bonus will be             % of your base salary (using your annual base salary in effect at the end of the calendar year to which the bonus relates), and will vary between             % and             % based on performance as adjudged solely by the Compensation Committee.

7.	RETENTION AND INCENTIVE AWARD

Your final Retention and Incentive Award (“R&I Award”) for each year of employment from March 31, 2002 through March 31, 2005 will be paid on or before May 10, 2005 pursuant to the provisions of the Company’s Retention and Incentive Award Plan.

8.	ADDITIONAL RETENTION AWARD

An Additional Retention Award equal to $             will be due to you, without pro-ration, upon the earlier of (a) March 31, 2006 or (b) the date your employment is terminated by the Company without “Cause”, as defined in Appendix A.

No Additional Retention Award will be paid if your employment is terminated for Cause or if you voluntarily terminate your employment prior to March 31, 2006.

9.	TERMINATION AND SEVERANCE BENEFITS

Recognizing the liquidation plans of the Company, your employment may be terminated at any time by the Company, with or without Cause.

If terminated without Cause, you are entitled to receive three (3) months notice in writing from the Company. You will be paid all accrued base salary, housing allowance and benefits, including pro-rated bonus for the period from January 1 through to your date of termination and payment for earned (pro-rated for the year) but unused vacation days payable through to the date of termination. In addition you will receive any unpaid R&I Award and Additional Retention Award pursuant to sections 7 and 8 above.

If you desire to terminate your employment with the Company on a voluntary basis, you are required to give three (3) months notice in writing notice in writing to the Company Secretary with a copy to the Chairman of the Board of Directors. In such circumstances you will be paid all accrued base salary, housing allowance and benefits and payment for earned (pro-rated for the year) but unused vacation days payable through to the date of termination. No Annual Bonus or Additional Retention Award will be due to you.

In the event of termination by the Company for Cause you will be entitled to receive your accrued base salary, housing allowance and benefits, including payment for earned (pro-rated for the year) but unused vacation days payable through to the date of termination. No Annual Bonus or Additional Retention Award will be due to you.

Upon termination for whatever reason, you will be paid a severance amount equal to             . Subject to Section 11 below, such amount will be payable on your last day of employment.

10.	BENEFITS

Other benefits include:

Health:

Currently, the Company provides employees with a non-contributory Home and Office/Major Medical/Dental/Vision Care/Health Insurance Plan; Group Life Insurance/Accidental Death and Dismemberment Plan. Coverage may be subject to satisfactory medical evidence of insurability. The Company reserves the right to change or modify the plan or to require employee contributions.

Pension Plan:

You are eligible to participate in the Company’s contributory Pension Plan (the “Plan”). Under the Plan, employee contributions are made through payroll deductions at 5% of base salary plus bonus which the Company matches, subject to the maximum amount and to the definition of pensionable earnings which are set out in the National Pension Scheme (Occupational Pensions) Amendment Act 1999.

Under the Plan, you may make voluntary contributions by payroll deduction or lump sum payment up to a maximum of 5% of salary up to age 40 and up to a maximum of 10% thereafter without matching employer contributions.

To obtain a more detailed understanding, please refer to your Plan booklet which answers the most commonly asked questions about the Plan.

Bermuda Public Holidays and Annual Vacation:

The Company observes all Bermuda Public Holidays and you are entitled to paid leave for these days. The Human Resources Department has a Public holiday schedule for your review.

You are also entitled to (20 or 30) days paid vacation each calendar year, which is earned pro-ratably throughout the calendar year. You are encouraged to take your allotted vacation time during the year, however, certain circumstances may make it impossible to use all of your vacation time. In those instances, you may carry over up to five (5) days vacation with the approval of the Chairman of the Board of Directors. Details on the conditions attaching to annual vacation are set out in the Company Handbook.

Payroll Tax:

The Company pays payroll tax of 13.5% of base salary plus benefits received during the year. Bermuda law allows the Company to deduct or retain 4.75% of base salary and benefits from employees remuneration to offset this tax liability. As an added benefit to our employees, the Company does not deduct or retain this amount from your remuneration.

11.	GENERAL RELEASE AGREEMENT

All Severance Benefit payments are subject to you signing a General Release Agreement in accordance with the Company’s customary practice. Severance Benefits will be settled within 5 business days of signing such an Agreement.

12.	INCAPACITY TO WORK DUE TO SICKNESS OR INJURY

The rules relating to incapacity for work due to sickness or injury, including provision for sick leave, are set out in the Sickness Absence Policy and Procedure. A copy of this policy and procedure can be obtained for the Human Resources Department.

13.	GRIEVANCE PROCEDURES

Should you have any query, grievance or complaint regarding your employment or the terms relating to that employment, you should raise the matter in accordance with the Grievance Procedure. A copy of this policy and procedure can be obtained for the Human Resources Department.

14.	DISCIPLINARY RULES AND PROCEDURES

Rules and procedure relating to disciplinary matters applicable to your employment may be obtained for the Human Resources Department.

15.	DRESS CODE

There is a Business Casual Dress Policy in effect relating to your employment. This policy is set out in the Company Handbook.

16.	SMOKING

We maintain a smoke-free work environment and your cooperation in this regard is appreciated.

17.	INDEMNITY AND INSURANCE

The Company hereby agrees to indemnify and hold you harmless for any acts or omissions arising out of the course and scope of this Employment with the Company to the fullest extent permitted by applicable law.

18.	CHANGES IN TERMS AND CONDITIONS

The Company reserves the right to make any reasonable changes to these terms and conditions.

Should there be any change in your terms and conditions of employment with the Company you will be informed within one month of the change taking effect.

In addition, any documents relating to your terms and conditions will be updated to reflect the change.

19.	OWNERSHIP OF OVERSEAS PARTNERS LTD. (“OPL”) SHARES

In the event of the termination of your employment, you have 15 days to request that OPL repurchase any shares that you own. The repurchase is subject to final approval from the Compensation Committee (which will not be unreasonably withheld) and will be based on the most recently reported net book value (as adjusted for dividends declared but not paid).

APPENDIX A

DEFINITIONS & INTERPRATATIONS

“Employment” means the employment of the Employee with the Company pursuant to this SoE.

Termination for “Cause” includes (a) an act or acts of personal dishonesty taken by the Executive and intended to result in the material personal enrichment of the Executive at the expense of the Company, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Executive in a reasonable period of time after receipt of reasonably prompt written notice thereof from the Company, (b) repeated violations by the Executive of his or her obligations under this SoE which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Executive after receipt of reasonably prompt written notice thereof from the Company, (c) reporting for work or remaining at work with the presence of alcohol or any illegal substances or drugs in the Executive’s system or possession, (d) engaging in sexual harassment or other forms of illegal employment discrimination, (e) engaging in violence on Company property, (f) possessing firearms or other weapons on Company property, (g) the conviction of any criminal offence, excluding a minor offence under road traffic legislation, or (h) providing public expression to any matter which affects the Company without authority or is guilty of any conduct tending to bring the Executive or the Company into disrepute or prejudice its interests.

APPENDIX B

Name and Principal Position	Base Salary	Housing Allowance	Annual Bonus	Additional Retention Award	Severance Benefits

Mark R. Bridges	$450,000	$168,000	Target 100% of base salary	$833,000	See Note 1
President, Chief Executive			Varies between 50% and 150%
Officer and Chief Financial Officer

Lynda A. Davidson Leader	$144,500	$72,000	Target 50% of base salary	$170,000	See Note 2
SVP Director of Operations			Varies between 25% and 75%

Chris Fleming	$131,000	$40,000	Target 40% of base salary	$130,000	See Note 2
VP, Chief Accounting Officer			Varies between 20% and 60%

Notes

1.	Upon termination of his employment Mr. Bridges will be paid an amount equal to (i) 200% of annual base salary and (ii) 200% of annual target bonus. He will also be entitled to his monthly housing allowance and Health Benefits (or reimbursement for the cost of equivalent coverage) for twenty-four (24) months, or in both cases, if earlier, until the date he secures new full-time employment or leaves Bermuda.
2.	Upon termination of their employment Ms. Davidson Leader and Mr. Fleming will each be paid an amount equal to (i) 75% of annual base salary and (ii) nine (9) months of housing allowance. Each Executive will also be entitled to Health Benefits (or reimbursement for the cost of equivalent coverage) for nine (9) months, or in both cases, if earlier, until the date the Executive secures new full-time employment or leaves Bermuda.